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EXHIBIT 1(B)                         NORTHSTAR VARIABLE TRUST

                          ESTABLISHMENT AND DESIGNATION
                      OF SERIES, PAR VALUE $0.01 PER SHARE

The undersigned, being a majority of the Trustees of the Northstar Variable Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section
8.3 of the Declaration of Trust dated December 17, 1993, as amended (the "Declaration of Trust"), hereby establish an additional series of the Trust (the "Fund"). The Fund hereby created having the following special and relative rights:

         1. The Fund shall be designated Northstar International Value Fund.

         2. The Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the then current prospectus and registration statement for the Fund under the Securities Act of 1933. Each share of the beneficial interest of the Fund ("Share") shall be redeemable, shall represent a pro rata beneficial interest in the assets allocated to such shares of the Fund, and shall be entitled to receive its pro rata share of net assets allocable to such Shares of that Fund upon liquidation of the Fund, all as provided in the Declaration of Trust. The proceeds of sales of Shares of the Fund, together with any income and gain thereon, less any dimunition or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law.

         3. Each Share of beneficial interest of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matter which such Shares shall be entitled to vote. Shareholders of the Fund shall vote together as a class on any matter, except to the extent otherwise required by the Investment Company Act of 1940, or when the Trustees have determined that the matter affects only the interest of Shareholders of certain series within the Trust, in which case only the Shareholders of such series shall be entitled to vote thereon.

         4. The assets and liabilities of the Trust shall be allocated among the Fund and each other series within the Trust, as set forth in
            Section 5.11 of the Declaration of Trust, except as described below:

                  (a) Costs incurred by the Trust on behalf of the Fund in
                      connection with the organization and initial registration and public offering of Shares of the Fund shall be amortized for the Fund over the lesser of the life of the Fund or the five year period beginning with the month that the Fund commences operations.

                  (b) The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the series within the Trust and each allocation of liabilities, expenses, costs, charges and reserves by the


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                      Trustees shall be conclusive and binding upon the
                      Shareholders of all series for all purposes.

         5. The Tustees (including any successor Trustee) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Fund thereof now or hereafter created, or to otherwise change the special and relative rights of the Shareholders of the Fund.

Dated:  April 24, 1997


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      John G. Turner                                       Mark L. Lipson

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     Paul S. Doherty                                     Robert B. Goode, Jr.

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     David W. Wallace                                        Walter May

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     David W.C. Putnam                                   Alan L. Gosule, Esq.

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         John R. Smith